Exhibit No. 3.1

The Articles of Incorporation have been amended as follows:

Article III(a)(ii) is amended by deleting the existing language and replacing it with the following language:

“800,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Common Stock”) and”